Exhibit 10.35




                                          May 17, 2000

The Honorable Gabrielle K. McDonald
425 E. 58th Street, # 31D
New York, NY 10022-2300

Dear Judge McDonald:

Supplemental Agreement Providing a Change to the
Consulting Agreement of November 1, 1999

This Supplemental Agreement refers to the consulting agreement of November 1, 2000 (the "Consulting Agreement"), with the undersigned, FM Services Company (the "Company"), with respect to your performance of consulting services for FM Services and its subsidiaries and affiliates (collectively with FM Services, the "Freeport Entities").

By way of this Supplemental Agreement, the Company would like to amend your Consulting Agreement, increasing your annual retainer to $500,000 effective January 1, 2000, and through December 31, 2001. The annual retainer for the calendar year 2002 will return to $250,000. Payment representing your increase retroactive to the first of the year will be sent to you shortly. The third quarter payment (due in July) will reflect our new Agreement in the amount of $125,000.

By way of this Supplemental Agreement, you and the Company agree that the consulting services under this Agreement shall be increased from 20% to not more than 50% of your time on an annual basis through December 31, 2001. The consulting services under this Agreement for the calendar year 2002 will return to 20% of your time on an annual basis.

All other terms and conditions of the Consulting Agreement shall remain unchanged.

Please confirm that the foregoing correctly sets forth your understanding with respect to this matter by signing both originals of this Supplemental Agreement and returning one to me.

Very truly yours,



Richard C. Adkerson
Chairman
FM Services Company


AGREED TO AND ACCEPTED:


BY:  __________________________________	DATE:  ______________________________
        The Honorable Gabrielle K. McDonald